Exhibit 10.2

German American Bancorp, Inc. (the "Company"), compensates its directors for their service to the Company and the Company's subsidiaries based on a twelve-month period commencing with each year's annual reorganization meeting of the Board.  The Governance/Nominating Committee made a recommendation with respect to director compensation to the Board and the Board approved such recommendation at its annual reorganization meeting on  May 7, 2008.

For services of directors during the current annual period that commenced at the 2008 annual meeting, the Company is compensating its directors, including the CEO, through an annual retainer of $16,000 paid in cash during June 2008 in a lump sum (which is earned regardless of the number of meetings held or attended, and regardless of committee membership or attendance) and is paying an additional attendance fee of $500 for each meeting of the Board that they attend during this period.

In addition, those members of the Board (other than the CEO, who as a salaried employee of the Company is ineligible) who serve on the board of directors (including any regional advisory board) of at least one of the subsidiaries receives additional compensation for his or her service to such subsidiaries in the form of director/advisory fees for meetings actually attended of (i) $500 per meeting of the board of directors of German American Bancorp (our bank subsidiary) or of any regional advisory board, and (ii) $250 per each meeting of the board of directors of German American Financial Advisors & Trust Company and German American Insurance, Inc.